EXHIBIT 99.2
Bam!: Emeril Lagasse Joining Martha Stewart Portfolio of
Leading Lifestyle Brands
Acquisition of Emeril Lagasse Assets Diversifies Business
with New Celebrity Brand;
Poised For Multi-Platform Expansion Opportunities
NEW YORK, Feb. 19 /PRNewswire-FirstCall/ — Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) today announced it has reached an agreement with Chef Emeril Lagasse to acquire the assets related to the business of Emeril Lagasse, other than the restaurant and foundation-related assets, in a transaction that pairs one of the biggest brands in food-related content with the established leader in “how to” lifestyle information and content.
Under the terms of the transaction, MSLO is acquiring the rights to the Emeril Lagasse franchise, including:
— Television Programming: The Essence of Emeril and syndication episodes of Emeril Live on The Food Network, and food correspondent segments on ABC’s Good Morning America;
— Cookbooks: library of twelve cookbooks, including Emeril’s Delmonico and Emeril’s There’s a Chef in My World;
— Internet: emerils.com Web site;
— Licensed Kitchen Products: Emeril-branded cookware by All-Clad, cutlery by Wusthof, and tableware by Wedgwood; and electrical appliances by T-fal;
— Food Products: includes Bam! B-Q sauce, spices, marinades, coffee and more.
Lagasse’s eleven restaurants and corporate office, which is called Emeril’s Homebase, will be unaffected by this transaction and will continue to operate in New Orleans with full staff. The company will continue to expand into new locations.
“Emeril brings talent, energy and legions of fans to the Martha Stewart family, along with a powerful brand and an attractive, profitable business franchise,” said Susan Lyne, President and Chief Executive Officer of MSLO. “Emeril’s high-quality food-related content and product lines complement our own, and offer multi-platform expansion opportunities. He brings to the MSLO fold a well-managed company with highly attractive EBITDA and cash flow levels that will contribute immediately to our performance. This acquisition is a significant one strategically as we expand and diversify our business by applying our expertise in managing multi-platform lifestyle brands.”
Lyne continued, “Everyone at MSLO is looking forward to welcoming Emeril on board. We are committed to giving him the freedom to continue doing what he does best: entertaining and inspiring food lovers everywhere.”
Chef Emeril Lagasse is a national TV personality with broad consumer appeal. He joined the Food Network in 1993 and has hosted over 1600 shows. His programs The Essence of Emeril and Emeril Live reach more than 85 million homes daily. The Essence of Emeril has been nominated for numerous Emmy Awards, and will be internationally syndicated later this year. Emeril Live, a highly rated program for over 10 years, won a Cable Ace Award for “Best Informational Series” and is now in syndication. In addition to his television programming, Emeril has a successful line of cookbooks with nearly 4 million copies sold as well as branded kitchen products and food with such industry leaders as All-Clad and Sara Lee.

The purchase price is $50 million, $45 in cash and $5 million in stock, at closing, and could reach up to $70 million if certain performance targets are realized in 2011 and 2012. The transaction is expected to close in the second quarter. In 2007, the business to be acquired generated approximately $14 million in 2007 cash-basis revenue. MSLO expects the assets to generate adjusted EBITDA of approximately $8 million in the first full year of operation, based on the Emeril business’ non-GAAP financial results.
Martha Stewart, Founder of MSLO, said, “I first met Emeril more than 20 years ago, before he had opened his first restaurant. I have been an admirer ever since. His remarkable talents in the kitchen and his high-energy exuberance delight and inform. He made television cooking programs mainstream, opening the category to new audiences and proving that cooking is something everyone can enjoy. I’m delighted that he is joining the MSLO family and look forward to the contributions he will bring to both the company and consumers alike.”
Chef Emeril Lagasse said, “We have been able to create a successful and diverse business under the Emeril brand, and with this new venture we can take it to the next level. By affiliating with a larger company with means, infrastructure and reach, we know we can maximize its great potential. Martha Stewart has brought incredible vision to the lifestyle business. Her company is a place where creativity is valued and consumers are always top-of-mind. I look forward to joining with Martha and her talented management team to grow the Emeril brand.”
About Martha Stewart Living Omnimedia, Inc.
Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) is a diversified media and merchandising company, inspiring and engaging consumers with unique content and distinctive products. The Publishing segment encompasses four magazines, including the company’s flagship publication, Martha Stewart Living, periodic special issues and books. The marthastewart.com website provides consumers with instant access to MSLO’s multimedia library, search and find capabilities, and more. The Broadcasting division produces the Emmywinning daily, national syndicated program, “The Martha Stewart Show,” “Everyday Food,” “Everyday Baking from Everyday Food” and Martha Stewart Living Radio, channel 112 on SIRIUS Satellite Radio. In addition to its media properties, MSLO offers beautiful, practical and superior quality Martha Stewart products through licensing agreements with carefully selected companies. For additional information, visit www.marthastewart.com.
We have included in this press release certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our current beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “potential” or “continue” or the negative of these terms or other comparable terminology. The Company’s actual results may differ materially from those projected in these statements, and factors that could cause such differences include: adverse reactions to publicity relating to Martha Stewart by consumers, advertisers and business partners; downturns in national and/or local economies; shifts in our business strategies; a loss of the services of Ms. Stewart; a loss of the services of other key personnel; a softening of the domestic advertising market; changes in consumer reading, purchasing and/or television viewing patterns; unanticipated increases in paper, postage or printing costs; operational or financial problems at any of our contractual business partners; the receptivity of consumers to our new product introductions; and changes in government regulations affecting the Company’s industries. Certain of these and other factors are discussed in more detail in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, especially under the heading “Risk Factors”, which may be accessed through the SEC’s World Wide Web site at http://www.sec.gov. The Company is under no obligation to update any forward looking statements after the date of this release.